Exhibit 4.1

WEIGHT WATCHERS INTERNATIONAL, INC.

[ILLEGIBLE]

The following abbreviations, when [illegible] in the inscription on the five of thx certificate, shall be [illegible] as through they were written put in full according to applied [illegible]

[illegible]

Additional abbreviations may also be used though not in the above [illegible]

FOR VALUE RECEIVED             MERELY SELL ASSIGN AND TRANSFER INTO

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF [ILLEGIBLE]

of the capital stock represented by the within Certificate, and do herby irrevocable constitute and appoint

            Attorney to transfer the said shares on the books of the within-named Corporation with full power of substitution in the premises.

Date            x

[illegible]